Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 2, 2020

Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, Florida 33418

Re: Registration Statement on Form S-4
Ladies and Gentlemen:

We have acted as special outside counsel to Carrier Global Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the exchange of the Company’s outstanding unregistered 1.923% Notes due 2023, 2.242% Notes due 2025, 2.493% Notes due 2027, 2.722% Notes due 2030, 2.700% Notes due 2031, 3.377% Notes due 2040 and 3.577% Notes due 2050 (collectively, the “Old Notes”) that are validly tendered and not validly withdrawn for an equal principal amount of the respective series of the Company’s 1.923% Notes due 2023, 2.242% Notes due 2025, 2.493% Notes due 2027, 2.722% Notes due 2030, 2.700% Notes due 2031, 3.377% Notes due 2040 and 3.577% Notes due 2050 (collectively, the “Exchange Notes”), the offers of which have been registered under the Act (the “Exchange Offers”). The Exchange Notes will be issued under the Indenture, dated February 27, 2020 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”).

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including (a) the Registration Statement; (b) the preliminary prospectus, dated the date hereof, included in the Registration Statement, but excluding the documents incorporated therein (the “Prospectus”); (c) a copy of the Amended and Restated Certificate of Incorporation of the Company and a copy of the Amended and Restated Bylaws of the Company, each as set forth in Exhibits 3.1 and 3.2, respectively, to the Registration Statement; (d) the Indenture, as set forth in Exhibit 4.1 to the Registration Statement; (e) a copy of the Global Notes for each series of Old Notes; and (f) resolutions of the Board of Directors of the Company relating to the Registration Statement and the Exchange Offers. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures and the legal capacity of all natural persons; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (d) all Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus. We have assumed that the terms of the Exchange Notes have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under the Exchange Notes will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company to the extent stated herein), (2) any judicial or regulatory order or decree of any governmental authority or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. We also have assumed that the Indenture and the Exchange Notes are the valid and legally binding obligation of the Trustee. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York as in effect on the date hereof.

Based upon the foregoing, and subject to the qualifications and limitations set forth in this letter, it is our opinion that when (a) the Registration Statement has become effective under the Act, (b) the Old Notes have been exchanged in the manner described in the Prospectus forming a part of the Registration Statement, (c) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture, against receipt of the Old Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with, the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Exchange Notes or the Indenture.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz